FREIT Declares Third Quarter Fiscal 2026 Dividend

HACKENSACK, NJ, July 16, 2026 – On July 16, 2026, the Board of Directors of First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Trust”) declared a third quarter dividend of $0.10 per share on the Common Stock of the Trust to holders of record of said shares at the close of business on August 31, 2026. The payment date for the dividend is September 14, 2026. The Board of Directors will continue to evaluate the dividend on a quarterly basis and there can be no assurance that dividends will be declared for any future period. In addition, the amount of the dividend declared on July 16, 2026 is not necessarily indicative of the amount of any dividends that may be declared in the future.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recently filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties is located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400.

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